BARRY KAPLAN ASSOCIATES
623 River Road. Fair Haven, New Jersey 07704
Tel (732) 747-0702 Fax (732) 758-1837
email: smallkap@aol.com


April 23, 2001

Dr. Tom Motter
PARADIGM MEDICAL INDUSTRIES, INC.
2355 South 1070 West
Salt Lake City, UT 84119

Dear Dr. Motter,

Thank you for the opportunity to present our financial public relations program. We are pleased to submit this proposal to provide professional services to PARADIGM MEDICAL INDUSTRIES, INC. This proposal will serve to explain the qualifications of our firm, the scope and approach of the services which we would like to provide, and our commitment to render the best in financial public relations.

We believe that there are certain factors, which make us especially qualified to serve PARADIGM MEDICAL INDUSTRIES, INC.:

     o We have extensive experience in providing financial contacts and services to publicity held companies such as yours. This experience allows us to communicate effectively with the market makers, retail brokers, analysts, investment advisors, financial media, and other interested stock market professionals.
     o Our staff is composed of highly motivated professionals with mature judgment and extensive experience.
     o We have experience not just as public relations specialists, but as business people. You can, therefore, expect us to appreciate the viewpoint and the needs of the business community.

     We are unique. We help a company to become known in several new and important regional financial communities. This exposure can be of benefit to the company in several ways, all of which are of interest to present stockholders while providing long-term success to the program. These benefits include: additional regional market makers, greater liquidity, higher trading volume and a greater awareness of the company's operations by the investing and general public.
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We sincerely believe that our firm can fully satisfy all of your needs for quality financial public relations services. We will be happy to provide you with any additional information you consider necessary.

We look forward to the opportunity of serving you,

Very truly yours,
By: /s/   Andrew J. Kaplan          Dated: 04/23/01
-----------------------------       -------------------
Andrew J. Kaplan
BARRY KAPLAN ASSOCIATES
Financial Public Relations

AJK:lk
Encls.

                               PROPOSALTO PROVIDE
                     FINANCIAL PUBLIC RELATIONS SERVICES TO

                        PARADIGM MEDICAL INDUSTRIES, INC.

                                 April 23, 2001

                                TABLE OF CONTENTS

I.       SERVICES REQUIRED

II.      METHOD OF SOLUTION

III.     PERSONNEL ASSIGNED

IV.      COST AND BENEFITS

I. SERVICES REQUIRED

PUBLIC RELATIONS

Our objective is to expand the knowledge of PARADIGM MEDICAL INDUSTRIES. INC. in the financial marketplace by reaching additional brokers and analysts and through exposure in the financial press with your company's story.

Specifically, we will do the following;

     1. We will prepare our Background Highlights report on PARADIGM MEDICAL INDUSTRIES, INC.

     2. We will communicate your company's story more effectively to both its current to stockholders and the correct investment community audience.

II. METHOD OF SOLUTION

We circulate our Background Highlights report to select contacts in the U.S. and Canada. Based on the response from this initial sample group of innovators (approximately 150 people in 50 cities), we then set up a schedule of mailings and meetings for the Company and further develop additional interest in the cities chosen.

Using such aids as your news releases, annual reports, quarterlies, corporate brochures and stockholders' letters, which we help you develop, and through the publicity we generate, we build a large following in the financial community. We are specialists in working with those innovative investment professionals who seek out interesting companies for purchase by their clients. Besides having a large specialized following we have an excellent reputation.

We review monthly the objectives, problems and actions being taken in the marketing of your company to the financial community.

III.

PERSONNEL ASSIGNED
We propose to service PARADIGM MEDICAL INDUSTRIES, INC. through individuals who have considerable experience with publicly held companies. These individuals are available at any time to respond to your needs. Our firm is still small enough that communications are not hampered by lines of authority. Our goal is to have enough people familiar with your operations so that you do not have to wait for service when one person is unavailable.

V. COST AND BENEFITS

Our monthly fee is five thousand dollars ($5,000). A one-year contract is requested. In addition, we request a three-year, non-cancelable, option on 100,000 registered shares of common stock priced at $3.00. Expenses incurred on the client's behalf are reimbursable to us upon monthly billing. Expenditures of more than two hundred and fifty dollars must have prior approval from the Company. We require two months payment of fee at the inception of the program. This represents payment for the first month of our service fee, as well as prepayment for the month of termination. We expect our monthly fee to be received on the first day of every subsequent month. After the initial term, the agreement will continue to renew for additional one-year terms or it can be canceled upon thirty days written notice at the end of each year term by either party. We will prepare the Background Highlights Report, setup of database and innovator mailing of our report on your Company as part of this agreement at a one-time cost to you of five thousand dollars ($5,000) and update this report in the future at no additional cost.

Should the Company be successful in raising additional money through a source introduced by us, we would expect to receive a finder's fee in the amount equal to 1% of the funds involved.

Throughout our relationship, we will endeavor to maintain a balance between the quality and timeliness of our service on one hand and related costs on the other. We look forward to a long and mutually satisfactory relationship.

By:/s/   Tom Motter                 Dated: 4/21/01
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ACCEPTANCE
Mr. Tom Motter
PARADIGM MEDICAL INDUSTRIES, INC.